Exhibit 99.3
FIRST AMENDMENT TO THE
AMSURG CORP. 2006 STOCK INCENTIVE PLAN
     WHEREAS, AmSurg Corp. (the “Company”) maintains the AmSurg Corp. 2006 Stock Incentive Plan (the “Plan”); and
     WHEREAS, pursuant to Section 14.1 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan; and
     WHEREAS, the Board desires to amend the Plan (i) to revise the provisions in Sections 4.2 and 14.3 of the Plan regarding adjustments in connection with a recapitalization (or other similar event) to the shares granted thereunder and (ii) to revise the provisions in Section 10.2 of the Plan regarding discretionary awards granted to non-employee directors.
     NOW, THEREFORE, effective as of the date hereof, the Board hereby amends the Plan as follows:
     1. Section 4.2 of the Plan is amended to read as follows:
     4.2 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, then the Committee shall in an equitable and proportionate manner (and, with respect to Incentive Stock Options, in such equitable and proportionate manner as is consistent with Section 422 of the Code and the regulations promulgated thereunder and with respect to Awards to Covered Officers, in such equitable and proportionate manner as is consistent with Section 162(m) of the Code): (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company or its successor (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company or its successor (or number and kind of other securities or property) subject to outstanding Awards under the Plan, provided that the number of Shares subject to any Award shall always be a whole number; (3) the grant or exercise price with respect to any Award under the Plan; and (4) the limits on the number of Shares that may be granted to Participants under the Plan in any calendar year; (ii) subject to Section 13, provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award.

     2. Section 10.2 of the Plan is amended to read as follows:
     10.2 The Board may also, if recommended to the Board for approval by the Committee, grant Awards to Non-Employee Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7 and 9 above. With respect to such Awards, all references in the Plan to the Committee shall be deemed references to the Board.
     3. Section 14.3 of the Plan is amended to read as follows:
     14.3 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principals in accordance with the Plan.
     The Board has approved this amendment by resolutions dated November 16, 2006.